RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-203433

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated October 9, 2015

Pricing Supplement Dated October __, 2015 to the Product
Prospectus Supplement ERN-ES-1 Dated August 17, 2015,
Prospectus Supplement Dated April 30, 2015, and
Prospectus Dated April 30, 2015
$_________ Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017 Royal Bank of Canada

Royal Bank of Canada is offering the Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks (the “Notes”) linked to the performance of an equally weighted Basket consisting of the common equity securities of five publicly traded companies: Amgen Inc., Gilead Sciences, Inc., Johnson & Johnson, Merck & Co., Inc. and Pfizer Inc.

The CUSIP number for the Notes is 78012KHU4. The Notes do not pay interest. The Notes provide a 200% leveraged positive return if the Percentage Change of the Basket is positive, subject to the Maximum Redemption Amount of [124% to 126%] of the principal amount of the Notes (to be determined on the Pricing Date). Investors are subject to one-for-one loss of the principal amount of the Notes in percentage terms if there is a percentage decrease of more than 20% in the value of the Basket from the Pricing Date to the Valuation Date. Any payments on the Notes are subject to our credit risk.

Issue Date: October 21, 2015

Maturity Date: October 13, 2017

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated April 30, 2015, “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated August 17, 2015, and “Selected Risk Considerations” beginning on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total

Price to public	%	$

Underwriting discounts and commissions	%	$

Proceeds to Royal Bank of Canada	%	$

The initial estimated value of the Notes as of the date of this terms supplement is $956.20 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $936.20 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $25.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $25.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-15 below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series G

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:
The Notes are linked to the value of an equally weighted basket (the “Basket”) consisting of the common equity securities of five publicly traded companies (each, a “Reference Stock,” and collectively, the “Reference Stocks”).  The five Reference Stocks, their respective Component Weights and their Initial Prices are indicated in the table below.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	October 16, 2015

Issue Date:	October 21, 2015

CUSIP:	78012KHU4

Valuation Date:	October 10, 2017

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.          Principal Amount + (Principal Amount x Percentage Change x Leverage Factor) and

2.          Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0% but not by more than 20.00% (that is, the Percentage Change is between zero and -20.00%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is less than 0% by more than 20.00% (that is, the Percentage Change is between -20.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Changes for the Reference Stocks.  The Weighted Component Change for each Reference Stock will be determined as follows:

Initial Price:	The closing price per share of a Reference Stock on the Pricing Date

Final Price:	The closing price per share of a Reference Stock on the Valuation Date

Barrier Percentage:	20%

Maximum Redemption Amount:	[124% - 126%] multiplied by the principal amount (to be determined on the Pricing Date)

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

The Basket:	Reference Stock	Bloomberg Ticker	Component Weight	Initial Price

	Amgen Inc.	AMGN	20.00%	$[●]

	Gilead Sciences, Inc.	GILD	20.00%	$[●]

	Johnson & Johnson	JNJ	20.00%	$[●]

	Merck & Co., Inc.	MRK	20.00%	$[●]

	Pfizer Inc.	PFE	20.00%	$[●]

Maturity Date:	October 13, 2017, subject to extension for market and other disruptions, as described in the product prospectus supplement dated August 17, 2015.

Term:	Approximately two years.

Principal at Risk:
The Notes are NOT principal protected.  You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease in the value of the Basket between the Pricing Date and the Valuation Date of more than 20%.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated August 17, 2015 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated April 30, 2015).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated August 17, 2015, as modified by this terms supplement.

The pricing date and the issue date of the Notes are subject to change. The actual pricing date, issue date, and other dates for the Notes set forth above will be set forth in the final pricing supplement.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015 and the product prospectus supplement dated August 17, 2015, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated April 30, 2015 and in the product prospectus supplement dated August 17, 2015, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm

Prospectus Supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm

Product Prospectus Supplement ERN-ES-1 dated August 17, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915006138/m53150424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the price of any Reference Stock, or the value of the Basket, on any trading day prior to the Maturity Date. All examples assume a Barrier Percentage of 20%, a Leverage Factor of 200%, a Maximum Redemption Amount of 125.00% of the principal amount (the midpoint of the Maximum Redemption Amount range of 124% to 126% of the principal amount), that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	10%

	Payment at Maturity:	$1,000 + ($1,000 x 10% x 200%) = $1,000 + $200 = $1,200.00

	On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,200.00, a 20.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity is subject to the Maximum Redemption Amount.

	Percentage Change:	20%

	Payment at Maturity:	$1,000 + ($1,000 x 20% x 200%) = $1,000 + $400 = $1,400.00 However, the Maximum Redemption Amount is $1,250.00

	On a $1,000 investment, a 20% Percentage Change results in a Payment at Maturity of $1,250.00, a 25.00% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Barrier Percentage).

	Percentage Change:	-8%

	Payment at Maturity:
In this case, even though the Percentage Change is negative, you will receive the principal amount of your Notes at maturity, because the Percentage Change is not negative by more than the Barrier Percentage of 20%.

	In this case, on a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Barrier Percentage).

	Percentage Change:	-40%

	Payment at Maturity:	$1,000 + ($1,000 x -40%) = $1,000 - $400 = $600.00

	In this case, on a $1,000 investment, a -40% Percentage Change results in a Payment at Maturity of $600.00, a -40.00% return on the Notes.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Risk Factors” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the value of the Basket.  You will lose 1% of the principal amount of your Notes for each 1% decline of the value of the Basket if the Percentage Change is more than -20%.  There is no minimum payment at maturity, and you could lose your entire investment.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Basket than an investment in a security linked to the Basket providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in the Reference Stocks or in a security directly linked to the positive performance of the Basket.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the value of the Basket increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
You Will Not Have Any Rights to the Reference Stocks – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Stocks would have. The final value of the Basket will not reflect any dividends paid on the Reference Stocks.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public. – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the value of the Basket, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set – The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

•
All of the Reference Stocks in the Basket Are Concentrated in One Industry — Each of the Reference Stocks is a company in the biotechnology industry. Although an investment in the Notes will not give holders any ownership interests in the Reference Stocks, an investment in the Notes will be subject to certain risks similar to those associated with direct equity investments in the biotechnology industry. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

•
Because the Reference Stocks Are All Involved in the Biotechnology Industry, the Notes Are Subject to Certain Risks Associated with those Reference Stocks — All of the Reference Stocks are issued by companies whose primary lines of business are directly associated with the biotechnology sector. The profitability of these companies is largely dependent on, among other things, demand for the companies’ products, safety of the companies’ products, regulatory influences on the biotechnology market (including receipt of regulatory approvals and compliance with complex regulatory requirements), pricing and reimbursement from third party payors, continued innovation, talent attraction and retention, maintaining intellectual property rights and intense industry competition. Any negative developments affecting the biotechnology sector could affect negatively the value of the Reference Stocks and, in turn, could have an adverse effect on the value of the Notes and the payment at maturity.

•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

The issuer of each Reference Stock is registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  Companies with securities registered under the Exchange Act are required to periodically file financial and other information required by the Securities and Exchange Commission (“SEC”).  This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the issuers of the Reference Stocks with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information.

We have not made any investigation as to the accuracy or completeness of reports filed by any issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

•
Amgen Inc. is an independent biotechnology company that discovers, develops, manufactures and markets medicines for grievous illnesses. Its common stock trades on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “AMGN.”

•
Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops, and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases. The company's primary areas of focus include HIV/AIDS, liver disease and serious cardiovascular and respiratory conditions. Its common stock trades on the NASDAQ under the symbol “GILD.”

•
Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment. Its common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “JNJ.”

•
Merck & Co., Inc. is a health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures. Its common stock trades on the NYSE under the symbol “MRK.”

•
Pfizer Inc. is a research-based, pharmaceutical company that discovers, develops, manufactures, and markets medicines for humans and animals. The company's products include prescription pharmaceuticals, non-prescription self-medications, and animal health products such as anti-infective medicines and vaccines. Its common stock trades on the NYSE under the symbol “PFE.”

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

Historical Information

The graphs below set forth the information relating to the historical performance of each of the Reference Stocks. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock. The information provided in each table is for the four calendar quarters of 2011, 2012, 2013 and 2014, the first three calendar quarters of 2015, and for the period from October 1, 2015 through October 7, 2015.

We obtained the information regarding the historical performance of the Reference Stocks in the graphs and tables below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the price of any Reference Stock on the Valuation Date. We cannot give you assurance that the performance of any Reference Stock will result in any positive return on your initial investment.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	58.19	50.61	53.45
4/1/2011	6/30/2011	61.53	52.76	58.35
7/1/2011	9/30/2011	58.44	47.75	54.95
10/1/2011	12/30/2011	65.00	52.86	64.21

1/1/2012	3/30/2012	70.00	63.30	67.99
4/1/2012	6/29/2012	73.73	65.38	73.04
7/1/2012	9/28/2012	85.27	72.99	84.32
10/1/2012	12/31/2012	90.81	82.93	86.32

1/1/2013	3/28/2013	102.61	81.56	102.51
4/1/2013	6/28/2013	114.95	94.23	98.66
7/1/2013	9/30/2013	117.89	95.05	111.94
10/1/2013	12/31/2013	119.65	105.76	114.16

1/1/2014	3/31/2014	128.96	113.12	123.34
4/1/2014	6/30/2014	127.25	108.24	118.37
7/1/2014	9/30/2014	144.46	115.18	140.46
10/1/2014	12/31/2014	173.14	127.67	159.29

1/1/2015	3/31/2015	172.36	147.43	159.85
4/1/2015	6/30/2015	173.00	150.88	153.52
7/1/2015	9/30/2015	181.74	130.09	138.32
10/1/2015	10/7/2015	148.31	135.64	148.05

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	21.45	18.22	21.22
4/1/2011	6/30/2011	21.47	19.40	20.71
7/1/2011	9/30/2011	21.75	17.64	19.40
10/1/2011	12/30/2011	21.49	17.23	20.47

1/1/2012	3/30/2012	28.25	20.68	24.43
4/1/2012	6/29/2012	27.38	22.67	25.64
7/1/2012	9/28/2012	34.04	24.80	33.17
10/1/2012	12/31/2012	38.56	32.08	36.73

1/1/2013	3/28/2013	49.48	36.94	48.93
4/1/2013	6/28/2013	58.06	46.53	51.21
7/1/2013	9/30/2013	64.73	51.42	62.84
10/1/2013	12/31/2013	76.09	58.81	75.15

1/1/2014	3/31/2014	84.85	67.64	70.86
4/1/2014	6/30/2014	84.44	63.50	82.91
7/1/2014	9/30/2014	110.64	83.32	106.45
10/1/2014	12/31/2014	116.83	85.95	94.26

1/1/2015	3/31/2015	107.76	93.18	98.13
4/1/2015	6/30/2015	123.36	95.40	117.08
7/1/2015	9/30/2015	120.37	86.00	98.19
10/1/2015	10/7/2015	101.28	94.37	100.27

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	63.52	57.50	59.25
4/1/2011	6/30/2011	67.37	59.07	66.52
7/1/2011	9/30/2011	68.05	59.08	63.71
10/1/2011	12/30/2011	66.31	60.84	65.58

1/1/2012	3/30/2012	66.31	64.12	65.96
4/1/2012	6/29/2012	67.70	61.71	67.56
7/1/2012	9/28/2012	69.75	66.86	68.91
10/1/2012	12/31/2012	72.74	67.80	70.10

1/1/2013	3/28/2013	81.58	70.31	81.53
4/1/2013	6/28/2013	89.99	80.31	85.86
7/1/2013	9/30/2013	94.41	85.61	86.69
10/1/2013	12/31/2013	95.98	85.50	91.59

1/1/2014	3/31/2014	98.60	86.09	98.23
4/1/2014	6/30/2014	105.99	96.05	104.62
7/1/2014	9/30/2014	108.77	98.83	106.59
10/1/2014	12/31/2014	109.49	95.10	104.57

1/1/2015	3/31/2015	106.50	97.15	100.60
4/1/2015	6/30/2015	104.48	97.02	97.46
7/1/2015	9/30/2015	101.36	81.79	93.35
10/1/2015	10/7/2015	95.41	91.78	94.98

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	37.61	31.06	33.01
4/1/2011	6/30/2011	37.65	33.00	35.29
7/1/2011	9/30/2011	36.56	29.47	32.71
10/1/2011	12/30/2011	37.90	30.54	37.70

1/1/2012	3/30/2012	39.43	36.91	38.40
4/1/2012	6/29/2012	41.75	37.02	41.75
7/1/2012	9/28/2012	45.70	41.06	45.10
10/1/2012	12/31/2012	48.00	40.10	40.94

1/1/2013	3/28/2013	45.40	40.83	44.23
4/1/2013	6/28/2013	50.16	43.77	46.45
7/1/2013	9/30/2013	49.08	46.03	47.61
10/1/2013	12/31/2013	50.42	44.62	50.05

1/1/2014	3/31/2014	57.65	49.31	56.77
4/1/2014	6/30/2014	59.84	54.40	57.85
7/1/2014	9/30/2014	61.33	55.57	59.28
10/1/2014	12/31/2014	62.20	52.49	56.79

1/1/2015	3/31/2015	63.62	55.65	57.48
4/1/2015	6/30/2015	61.70	56.23	56.93
7/1/2015	9/30/2015	60.06	45.70	49.39
10/1/2015	10/7/2015	51.32	48.36	50.95

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	20.57	17.63	20.31
4/1/2011	6/30/2011	21.45	19.10	20.60
7/1/2011	9/30/2011	20.95	16.63	17.68
10/1/2011	12/30/2011	21.90	17.05	21.64

1/1/2012	3/30/2012	22.80	20.76	22.66
4/1/2012	6/29/2012	23.30	21.40	23.00
7/1/2012	9/28/2012	25.15	22.16	24.85
10/1/2012	12/31/2012	26.08	23.55	25.08

1/1/2013	3/28/2013	28.89	25.33	28.86
4/1/2013	6/28/2013	31.14	27.12	28.01
7/1/2013	9/30/2013	30.19	27.33	28.71
10/1/2013	12/31/2013	32.50	28.02	30.63

1/1/2014	3/31/2014	32.96	29.66	32.12
4/1/2014	6/30/2014	32.69	28.78	29.68
7/1/2014	9/30/2014	31.31	27.88	29.57
10/1/2014	12/31/2014	32.23	27.51	31.15

1/1/2015	3/31/2015	35.45	31.01	34.79
4/1/2015	6/30/2015	35.53	33.21	33.53
7/1/2015	9/30/2015	36.45	28.47	31.41
10/1/2015	10/7/2015	33.89	31.10	33.29

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated August 17, 2015 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Recently finalized U.S. Treasury Department regulations provide that withholding on “dividend equivalent” payments (as discussed in the product prospectus supplement), if any, will not apply to Notes issued before January 1, 2016.

The U.S. Treasury Department and the IRS have announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the product prospectus supplement) on payments of gross proceeds from a sale or redemption of the Notes will only apply to payments made after December 31, 2018.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about October 21, 2015, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated April 30, 2015. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBC Capital Markets, LLC

Bullish Barrier Enhanced Return Notes Linked to a Basket of Five Common Stocks, Due October 13, 2017

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of any Reference Stock included in the Basket, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

RBC Capital Markets, LLC